                                                                                                                         Exhibit 10.16
Timothy R Redpath
Chief Executive Officer
CS Financing Corporation
21 Tamal Vista Blvd., Suite 230
Corte Madera, CA 94925

February 26, 2008

Dear Tim:

Real Equity Solutions, Inc. (“RES”) has just closed its first secured loan on the property at 28 Eagle Rock Rd, Mill Valley, CA in Marin county.  As we has discussed, this loan is an interest-only 12 month loan (with a borrower option to extend for an additional 6 months upon payment of certain points).  The principal balance due upon the expiration of the 12 months (or 18 months, if 6 month extension is elected) is $575,000.00.  The loan is secured by a 2nd deed of trust on the property (subordinated to the primary lender, IndyMac Bank FSB).

As we had discussed, CS Financing Corporation (“CSF”) will provide a lending facility to RES for loans RES makes, but only for those transactions CSF has approved, in its sole discretion.  The interest rate for the loan facility will be 15% per annum.  Upon the request of RES, interest payments may be deferred for up to 180 days in the discretion of CSF.  Repayment of loan principal will be due upon payment of principal of the underlying real estate loan made by RES.  Under this lending facility, for the above Eagle Rock loan, CSF has lent RES $478,000.00 as of today (February 26, 2008), which per RES instructions was wired to the escrow account for the Eagle Rock loan at Old Republic Title Company.  Interest shall commence to accrue as of February 26, 2008 under this lending facility, as a result of the loan for $478,000 for the Eagle Rock loan.  A Lending Facility Note, signed by RES, is attached.

RES understands that CSF has expressed an interest in possibly purchasing these loans for its investment portfolio of real estate projects.   RES and CSF will discuss these possible investment purchases within the next 30-90 days.  RES acknowledges that CSF is under no commitment, and has not agreed, to purchase any of the loans made under this lending facility or any other loans made by RES.

If this is acceptable to you, please sign below.

Sincerely,
Real Equity Solutions, Inc.

By:           ___/s/ Ted Ammiro________________________
Ted Ammiro
President

Accepted by CS Financing Corporation:
February 26, 2008

By:           ___/s/ Timothy Redpath______________________
Timothy Redpath
CEO
Lending Facility Note

February 26, 2008                                                                                                $ (see Exhibit A)

Real Equity Solutions, Inc. (“RES”) promises to pay to CS Financing Corporation (“Lender”) the total of all the moneys advanced to RES by CSF (“Advances”), as listed in Exhibit A, under the lending facility described in the RES letter to CSF dated February 28, 2008 (“Lending Facility Letter”) with interest at the rate of fifteen percent (15%) per annum to be accrued daily on a simple interest basis.  Interest, shall be payable to CSF or its assignee, at 21 Tamal Vista Blvd., Suite 230, Corte Madera, CA 94925 or such other place designated by CSF (or its assignee).  Interest shall be due and payable on the first business day of each calendar month.  Payment of interest for a specific lending transaction may be deferred, upon the request of RES and upon the approval of CSF, which approval is in CSF’s sole discretion, for 180 calendar days after the date on which the money is advanced to RES by CSF for such specific transaction.  Upon expiration of the interest deferral period, all of the deferred interest shall be due and payable.

 RES may repay principal to CSF at any time.  Any payments to CSF will be applied in the following priority: (1) first, to any fees; (2) second, to any accrued and unpaid interest; and (3) third, to outstanding principal.

This Lending Facility Note (and Exhibits)(“Note”) and the Lending Facility Letter shall constitute the entire agreement between the parties and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter; and neither party will be bound nor liable to the other party for any representation, promise or inducement made by any agent or person in the other’s employ that is not embodied in the Note and the Lending Facility Letter.  This Note shall be governed by California law.

Real Equity Solutions, Inc.

By:           _______/s/ Ted Ammiro_____________________
Ted Ammiro
President

Exhibit A

to the

Lending Facility Note,

dated February 26, 2008

Cumulative
Lending Transaction                                                      Date                      Amount                      Balance

1.           28 Eagle Rock Rd                                                      Feb 26, 2008                                $478,000                      $478,000